Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	IMMEDIATELY

Contact	Media: Christi Dixon (314-694-1092)
Analysts: Laura Meyer (314-694-8148)
MONSANTO COMPANY DELIVERS SOLID THIRD QUARTER AS IT LOOKS TO CLOSE OUT FISCAL YEAR 2017 WITH RETURN TO GROWTH

•	Company delivers FY17 Q3 as-reported earnings per share of $1.90, $1.93 on an ongoing EPS basis

•	Expects full-year 2017 EPS at the high end of the range of $4.09 to $4.55 on an as-reported basis, and confirms EPS at the high end of the range of $4.50 to $4.90 on an ongoing basis

•	INTACTA RR2 PROTM soybeans reach more than 50 million acres across South America in FY17 on the way to its full 100-million-acre opportunity

•	Positive grower reception in initial year of system availability as Roundup Ready 2 Xtend® soybeans reach 20 million U.S. acres; Bollgard II® XtendFlex® cotton on greater than five million acres

•	Paid acres for Climate FieldViewTM platform surpasses 35 million in U.S., exceeding annual target

ST. LOUIS, June 28, 2017 - Monsanto Company (NYSE: MON) today announced third-quarter results of $1.90 earnings per share (EPS) on an as-reported basis and $1.93 on an ongoing basis, led in part by continued momentum in soybean technologies. The company remains focused on delivering on its operational plan and key business milestones, while simultaneously working with Bayer toward completion of the pending merger by the end of the calendar year.

	Third Quarter		Nine Months
($ in millions, except per share amounts)	2017	2016	2017	2016
Net Sales by Segment
Corn seed and traits	$1,491	$1,592	$5,342	$5,024
Soybean seed and traits	896	693	2,358	1,913
Cotton seed and traits	338	285	562	370
Vegetable seeds	199	196	523	526
All other crops seeds and traits	208	441	381	590
TOTAL Seeds and Genomics	$3,132	$3,207	$9,166	$8,423

Agricultural productivity	$1,098	$982	$2,788	$2,517
TOTAL Agricultural Productivity	$1,098	$982	$2,788	$2,517

TOTAL Net Sales	$4,230	$4,189	$11,954	$10,940

Gross Profit	$2,386	$2,380	$6,597	$5,879

Operating Expenses	$1,222	$1,131	$3,322	$3,239
Interest Expense – Net	$83	$86	$285	$281
Other Expense (Income)– Net	$4	$(35)	$(41)	$160
Net Income Attributable to Monsanto Company	$843	$717	$2,240	$1,527

Diluted Earnings per Share	$1.90	$1.63	$5.06	$3.40
Items Affecting Comparability – EPS Impact (For definitions of adjustments to EPS, see note 1.)
Restructuring Charges	—	0.02	(0.03)	0.50
Environmental and Litigation Matters	(0.02)	0.02	0.02	0.04
Pending Bayer Transaction Related Costs	0.05	—	0.27	—
Argentine-Related Tax Matters	—	0.50	0.03	0.49
Income from Discontinued Operations	—	—	(0.03)	(0.03)
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.93	$2.17	$5.32	$4.40
Effective Tax Rate	21%	40%	26%	32%

	Third Quarter		Nine Months
Comparison as a Percent of Net Sales:	2017	2016	2017	2016
Gross profit	56%	57%	55%	54%
Selling, general and administrative expenses	19%	17%	17%	17%
Research and development expenses	10%	9%	10%	10%
Income from continuing operations before income taxes	25%	29%	25%	20%
Net income attributable to Monsanto Company	20%	17%	19%	14%

"Our innovation leadership and commitment to our grower customers is driving our growth, and the completion of the third quarter bolsters our confidence in the full year," said Hugh Grant, Monsanto chairman and chief executive officer. "I’m very pleased with what our teams have accomplished this year, balancing meaningful progress on both delivering the business and working to close the deal with Bayer."

Results of Operations
Net sales for the fiscal year 2017 third quarter were $4.23 billion versus $4.19 billion in the prior year. Quarterly gross profit was $2.4 billion for the fiscal year 2017, nearly flat compared to the same period in fiscal year 2016. For the first nine months of fiscal year 2017, net sales were approximately $12 billion versus $10.9 billion in fiscal year 2016. Gross profit for the first nine months of fiscal year 2017 was $6.6 billion, up from $5.9 billion in the prior year period.

The company’s selling, general and administrative costs and research-and-development expenses increased about eight percent year-over-year, primarily because of the continued increase in the accrual for incentives and the investment in the Climate business. The company remains on-track with its target of $380 million in savings by the end of the fiscal year across cost of goods and operating expenses, as compared to a fiscal year 2015 base.

The company's fiscal year 2017 third quarter EPS on an as-reported basis was $1.90 with ongoing EPS of $1.93. This is compared to as-reported EPS of $1.63 and ongoing EPS of $2.17 in fiscal year 2016. In the first nine months of fiscal year 2017, as-reported EPS was $5.06 and ongoing EPS was $5.32, compared to $3.40 as-reported and $4.40 ongoing in the same period of fiscal year 2016. (For a reconciliation of as-reported EPS to ongoing EPS, see note 1).

Cash Flow
In the first nine months of fiscal year 2017, net cash provided by operating activities was a source of approximately $690 million, compared to $415 million in the same period in fiscal year 2016. Net cash required by investing activities for the first nine months of fiscal year 2017 was $752 million, versus $639 million for the prior year. Net cash required by financing activities for the first nine months of 2017 was approximately $4 million, compared to net cash required of $2.2 billion for the same period last year. Free cash flow for third quarter year-to-date is a use of cash of $158 million versus the prior year use of cash of $251 million. This improvement reflects the increase in operating cash flows from the first three quarters, as compared to the prior year. (NOTE: our free cash flow metric reflects the company's new definition of free cash flow, which conforms to the more commonly used definition by publicly-traded companies of operating cash flows less capital expenditures. For a reconciliation of free cash flow, see note 1).

Fiscal Year 2017 Outlook
The company expects as-reported EPS to be at the high end of the range of $4.09 to $4.55, and confirms EPS at the high end of the range of $4.50 to $4.90 on an ongoing basis.

The Seed and Genomics segment gross profit is now expected to be up high-single digits in terms of percentage for the year. For the Agricultural Productivity segment, gross profit is still expected to be in the range of $850 to $950 million as the segment continues to deliver expected results.

Looking ahead to fourth quarter, the company expects to receive the benefit of about $70 million in non-core asset sale gains from strategic deals. Roughly half of these gains are expected to benefit the Agricultural Productivity segment, and half are expected to benefit the Seeds and Genomics segment. Both are expected to be recorded in other income and are part of the company's ongoing strategic portfolio management efforts.

For the full year, the company still expects these earnings to translate to the high end of the range of $1.2 billion to $1.6 billion of free cash flow, reflecting operating cash flow at the high end of the range of $2.4 billion to $2.8 billion and capital expenditures of $1.2 billion for fiscal year 2017. (For a reconciliation of free cash flow, see note 1.)

Total operating spend in 2017, excluding the pending Bayer transaction related costs and restructuring charges, is still anticipated to increase mid-single digits, as a percent, for the year.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit(A)
	Third Quarter		Nine Months		Third Quarter		Nine Months
Seeds and Genomics	2017	2016	2017	2016	2017	2016	2017	2016
Corn seed and traits	$1,491	$1,592	$5,342	$5,024	$922	$976	$3,389	$3,063
Soybean seed and traits	896	693	2,358	1,913	588	391	1,667	1,220
Cotton seed and traits	338	285	562	370	268	205	418	248
Vegetable seeds	199	196	523	526	99	108	267	244
All other crops seeds and traits	208	441	381	590	138	369	191	430
TOTAL Seeds and Genomics	$3,132	$3,207	$9,166	$8,423	$2,015	$2,049	$5,932	$5,205
(A) Fiscal third quarter 2017 and 2016 seeds and genomics gross profit includes a pretax restructuring charge totaling $14 million and $1 million, respectively, related to certain asset impairment charges, primarily in the corn and cotton businesses, which is included in cost of goods sold. For the nine months ended May 31, 2017 and May 31, 2016, seeds and genomics gross profit includes a pretax restructuring charge totaling $20 million and $53 million, respectively, related to certain asset impairment charges, primarily in the corn and cotton businesses, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Seeds and Genomics	2017	2016	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$995	$1,094	$3,033	$2,258
Items Affecting EBIT:
EBIT from Restructuring Charges	1	(14)	7	(312)
EBIT from Pending Bayer Transaction Related Costs	(27)	—	(162)	—
EBIT from Argentine-Related Tax Matters	9	—	19	—
(A) EBIT is defined as earnings before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and digital agriculture.

Net sales for the Seeds and Genomics segment in the first nine months of fiscal year 2017 were approximately $9.2 billion, with segment sales for the third quarter reaching $3.1 billion.

In soybeans, Monsanto has seen strong demand for the latest technologies, with growth of approximately 30 percent in global gross profit now expected for fiscal year 2017. U.S. growers have planted 20 million acres of Roundup Ready 2 Xtend® soybean varieties across the country, and early season results underscore the efficacy of the company's integrated crop system. In South America, strong performance of INTACTA RR2 PROTM soybeans has led to record market adoption. The technology is delivering a more than 4 bushel per acre advantage on average over other soybean varieties, and total planted acreage in South America now exceeds 50 million acres.

Monsanto's corn platform also continues to perform well. In the U.S., the company expects genetic share gains for fiscal year 2017 and sold out of its DEKALB Disease Shield™ hybrids. In Europe, acres planted to corn year-over-year were relatively flat, and the company saw modest germplasm price-mix lift in local currency, along with anticipated genetic share gains. Overall, the company expects its global corn germplasm price-mix lift, in local currency, to be flat to up low-single digits, as a percent, for the full year.

Meanwhile U.S. cotton growers had the ability to use dicamba herbicides over-the-top and in-season this past quarter, in part driving the adoption of Bollgard II® XtendFlex® cotton to more than five million U.S. acres, well over the anticipated four million acres. Monsanto also expects genetic share gains in cotton for the third straight year.

Finally, all other crops seeds and traits gross profit declined approximately $239 million due primarily to the absence of the benefit from the alfalfa license in the prior year.

Climate FieldViewTM, the industry's leading platform for digital agriculture, has now surpassed 35 million paid acres, exceeding the original target of 25 million paid acres for fiscal year 2017. The Climate Corporation continues to forge new partnerships to build a unified digital system where farmers can access an interconnected set of tools, services and data in a single interface. In May, the company announced the integration of imagery from innovative aerial imagery partners Ceres Imaging, TerrAvion and Agribotix, to deliver valuable, high-resolution imagery to farmers through Climate FieldView. In addition, Climate acquired Hydrobio, an agriculture software company with unique, irrigation-focused data analytics capabilities.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit(A)
	Third Quarter		Nine Months		Third Quarter		Nine Months
	2017	2016	2017	2016	2017	2016	2017	2016
Agricultural productivity	$1,098	$982	$2,788	$2,517	$371	$331	$665	$674
TOTAL Agricultural Productivity	$1,098	$982	$2,788	$2,517	$371	$331	$665	$674
(A) The nine months ended May 31, 2017, agricultural productivity gross profit includes a pretax restructuring charge totaling $1 million, related to certain asset impairment charges which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Third Quarter		Nine Months
Agricultural Productivity	2017	2016	2017	2016
EBIT (For a reconciliation of EBIT, see note 1.)(A)	$160	$187	$292	$253
Items Affecting EBIT:
EBIT from Restructuring Charges	2	(2)	2	(31)
EBIT from Environmental and Litigation Matters	6	(16)	(11)	(28)
EBIT from SEC Settlement Matters	—	—	—	4
EBIT from Pending Bayer Transaction Related Costs	(5)	—	(29)	—
EBIT from Argentine-Related Tax Matters	2	—	3	—
EBIT from Discontinued Operations	—	—	21	24
(A) EBIT is defined as earnings before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level.

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment in the first nine months of fiscal 2017 were approximately $2.8 billion, with third quarter 2017 net sales for the segment hitting $1.1 billion, up slightly from the same periods last year.

Agricultural Productivity gross profit increased approximately 12 percent for the third quarter, due to improvements in pricing and volumes for glyphosate-based herbicides and continued sales of XtendiMax® dicamba-based herbicide.

Webcast Information
In conjunction with this announcement, Monsanto will hold a brief conference call at 8:30 a.m. Central Time (9:30 a.m. Eastern Time) today. The call will focus on these results, future expectations and product performance. The call also will include a discussion of strategic initiatives and other matters related to the company’s business, including the pending merger with Bayer.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s website at https://monsanto.com/investors/reports/ or http://services.choruscall.com/links/mon170628B4Fan3Fi.html. Visitors may need to download Windows Media PlayerTM prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Investor Events section. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts, as well as the pending transaction with Bayer Aktiengesellschaft (“Bayer”). These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: risks related to the pending transaction between the company and Bayer, including the risk that the regulatory approvals required for the transaction may not be obtained on the anticipated terms or time frame or at all, the risk that the other conditions to the completion of the transaction may not be satisfied, the risk that disruptions or uncertainties related to the pending transaction could adversely affect the company’s business, financial performance and/or relationships with third parties, and the risk that certain contractual restrictions during the pendency of the transaction could adversely affect the company’s ability to pursue business opportunities or strategic transactions; continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company's research and development activities; the outcomes of major lawsuits, including potential litigation related to the pending transaction with Bayer; developments related to foreign currencies and economies; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the increases in levels of indebtedness, continued availability of capital and financing and rating agency actions; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, INTACTA RR2 PRO, Roundup Ready 2 Xtend, Bollgard II XtendFlex, Xtendimax, DEKALB Disease Shield and FieldView are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Nine Months Ended
	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Net Sales	$4,230	$4,189	$11,954	$10,940
Cost of goods sold	1,844	1,809	5,357	5,061
Gross Profit	2,386	2,380	6,597	5,879
Operating Expenses:
Selling, general and administrative expenses	789	729	2,031	1,858
Research and development expenses	417	387	1,168	1,091
Restructuring charges	(17)	15	(30)	290
Pending Bayer transaction related costs	33	—	153	—
Total Operating Expenses	1,222	1,131	3,322	3,239
Income from Operations	1,164	1,249	3,275	2,640
Interest expense	100	100	338	332
Interest income	(17)	(14)	(53)	(51)
Other expense (income), net	4	(35)	(41)	160
Income from Continuing Operations Before Income Taxes	1,077	1,198	3,031	2,199
Income tax provision	230	483	796	696
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$847	$715	$2,235	$1,503
Discontinued Operations:
Income from operations of discontinued business	—	—	21	24
Income tax provision	—	—	8	9
Income from Discontinued Operations	—	—	13	15
Net Income	$847	$715	$2,248	$1,518
Less: Net income (loss) attributable to noncontrolling interest	4	(2)	8	(9)
Net Income Attributable to Monsanto Company	$843	$717	$2,240	$1,527

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$1.92	$1.64	$5.08	$3.40
Income from discontinued operations	—	—	0.03	0.03
Net Income Attributable to Monsanto Company	$1.92	$1.64	$5.11	$3.43

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$1.90	$1.63	$5.03	$3.37
Income from discontinued operations	—	—	0.03	0.03
Net Income Attributable to Monsanto Company	$1.90	$1.63	$5.06	$3.40

Weighted Average Shares Outstanding:
Basic	439.1	437.1	438.6	444.2
Diluted	443.4	440.3	443.0	448.2

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	May 31, 2017	Aug. 31, 2016
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2017: $58 and 2016: $122)	$1,614	$1,676
Short-term investments	6	60
Trade receivables, net (variable interest entity restricted - 2017: $56 and 2016: $7)	3,913	1,926
Miscellaneous receivables	763	755
Inventory, net	3,189	3,241
Assets held for sale	302	272
Other current assets	231	227
Total Current Assets	10,018	8,157
Property, Plant and Equipment, net	5,500	5,231
Goodwill	4,032	4,020
Other Intangible Assets, Net	1,045	1,125
Noncurrent Deferred Tax Assets	534	613
Long-Term Receivables, Net	117	101
Other Assets	512	489
Total Assets	$21,758	$19,736
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2017: $0 and 2016: $113)	$2,611	$1,587
Accounts payable	753	1,006
Income taxes payable	243	41
Accrued compensation and benefits	366	239
Accrued marketing programs	1,455	1,650
Deferred revenue	545	568
Grower production accruals	68	47
Dividends payable	—	237
Customer payable	37	123
Restructuring reserves	67	227
Miscellaneous short-term accruals	813	1,004
Total Current Liabilities	6,958	6,729
Long-Term Debt (variable interest entity restricted - 2017: $98 and 2016: $0)	7,246	7,453
Postretirement Liabilities	316	371
Long-Term Deferred Revenue	24	35
Noncurrent Deferred Tax Liabilities	122	68
Long-Term Portion of Environmental and Litigation Liabilities	213	200
Long-Term Restructuring Reserves	10	17
Other Liabilities	321	318
Monsanto Shareowners’ Equity	6,532	4,534
Noncontrolling Interest	16	11
Total Shareowners’ Equity	6,548	4,545
Total Liabilities and Shareowners’ Equity	$21,758	$19,736

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Nine Months Ended
	May 31, 2017	May 31, 2016
Operating Activities:
Net Income	$2,248	$1,518
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	549	542
Bad-debt expense	61	81
Stock-based compensation expense	94	88
Excess tax benefits from stock-based compensation	(6)	(13)
Deferred income taxes	83	168
Restructuring impairments	40	119
Equity affiliate expense, net	6	6
Net gain on sale of a business or other assets	(88)	(31)
Other items	80	141
Changes in assets and liabilities that (required) provided cash, net of acquisitions:
Trade receivables, net	(2,062)	(1,755)
Inventory, net	14	(6)
Deferred revenue	(35)	61
Accounts payable and other accrued liabilities	(129)	(588)
Restructuring, net	(165)	90
Pension contributions	(31)	(47)
Other items, net	31	41
Net Cash Provided by Operating Activities	690	415
Cash Flows Provided (Required) by Investing Activities:
Maturities of short-term investments	52	35
Capital expenditures	(848)	(666)
Acquisition of businesses, net of cash acquired	(11)	(2)
Technology and other investments	(46)	(43)
Other investments and property disposal proceeds	101	37
Net Cash Required by Investing Activities	(752)	(639)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	514	1,942
Short-term debt proceeds	63	46
Short-term debt reductions	(12)	(252)
Long-term debt proceeds	600	9
Long-term debt reductions	(517)	(305)
Debt issuance costs	(2)	—
Treasury stock purchases	—	(3,001)
Stock option exercises	78	66
Excess tax benefits from stock-based compensation	6	13
Tax withholding on restricted stock and restricted stock units	(18)	(22)
Dividend payments	(712)	(727)
Payments to noncontrolling interests	(4)	(2)
Net Cash Required by Financing Activities	(4)	(2,233)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	4	(39)
Net Decrease in Cash and Cash Equivalents	(62)	(2,496)
Cash and Cash Equivalents at Beginning of Period	1,676	3,701
Cash and Cash Equivalents at End of Period	$1,614	$1,205

Monsanto Company
Non-GAAP Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
This press release uses the non-GAAP financial measures of gross profit, operating expenses, net income (loss) attributable to Monsanto Company and diluted earnings per share (EPS), each on an ongoing basis (collectively, “Ongoing Financial Measures”), and EBIT and free cash flow.  The Ongoing Financial Measures and EBIT are intended to supplement investor's understanding of our operating performance. The free cash flow measure is intended to supplement investor's understanding of our liquidity. They are different from and not intended to replace gross profit, operating expenses, other expense, net, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income, and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Our Ongoing Financial Measures exclude certain items that we do not consider part of ongoing operations. We believe that our Ongoing Financial Measures presented with these adjustments are useful to investors as they best reflect our ongoing performance and business operations during the periods presented and are also useful to investors for comparative purposes.  In addition, management uses the Ongoing Financial Measures as a guide in its budgeting and long-range planning processes, and the ongoing EPS financial measure is used as a guide in determining incentive compensation.

EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. EBIT is an operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by management to determine resource allocations within the company.

We define free cash flow as the total of net cash provided or required by operating activities less capital expenditures. Prior to the second quarter of fiscal year 2017, we defined free cash flow as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. As this definition varies from other more common definitions of free cash flow, we determined it was appropriate to redefine free cash flow to conform to one of the more typical definitions beginning with the second quarter for fiscal year 2017.The prior period calculations of free cash flow have been restated to conform to the new presentation. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases.

The following tables reconcile GAAP as-reported financial measures to Non-GAAP financial measures.

Reconciliation of GAAP As-Reported to Selected Non-GAAP Financial Measures:

	Three Months Ended
	May 31, 2017
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$4,230	$—	$4,230
Gross Profit	2,386	14	2,400
Operating Expenses(B)	1,222	(9)	1,213
Net Income Attributable to Monsanto Company	843	14	857
Diluted Earnings per Share	1.90	0.03	1.93

	Nine Months Ended
	May 31, 2017
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$11,954	$—	$11,954
Gross Profit	6,597	21	6,618
Operating Expenses(B)	3,322	(133)	3,189
Net Income Attributable to Monsanto Company	2,240	117	2,357
Diluted Earnings per Share	5.06	0.26	5.32

(A) In the three months and nine months ended May 31, 2017, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, pending Bayer transaction related costs, Argentine-related tax matters and income from discontinued operations. See separate reconciliations of each measure below.

•
Fiscal third quarter 2017 included a pretax net reversal of previously recognized restructuring charge totaling $3 million ($0.01 a share), or after-tax less than $1 million (less than $0.01 a share), of which $20 million related to certain asset impairment charges and a $23 million net reversal of previously recognized expense related to various other operating activities. The nine months ended May 31, 2017, included a pretax net reversal of previously recognized restructuring charge totaling $9 million ($0.02 a share), or after-tax $11 million ($0.03 a share), of which $39 million related to certain asset impairment charges and a $48 million net reversal of previously recognized expense related to various other operating activities. For the three months ended May 31, 2017, $14 million of expense and $17 million of a net reversal of previously recognized expense are included in cost of goods sold and restructuring charges, respectively. For the nine months ended May 31, 2017, $21 million of expense and $30 million of a net reversal of previously recognized expense are included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

•
Fiscal third quarter 2017 included a pretax net reversal of previously recognized charges of $6 million ($0.02 a share), or after-tax $4 million ($0.02 a share). The nine months ended May 31, 2017, included charges of $11 million ($0.03 a share), or after-tax $7 million ($0.02 a share) for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges were recorded in selling, general and administrative expenses.

•
The three and nine months ended May 31, 2017, included pretax charges of $32 million ($0.07 a share), or after-tax $20 million ($0.05 a share), and $190 million ($0.43 a share), or after-tax $119 million ($0.27 a share), respectively, for expenses incurred associated with the merger agreement for the acquisition of Monsanto by Bayer Aktiengesellschaft entered into on Sep. 14, 2016. The pretax charges in the three months ended May 31, 2017 were recorded in operating expenses of $32 million. The pretax charges in the nine months ended May 31, 2017 were recorded in operating expenses of $152 million and other expense (income), net of $38 million.

•
The three months ended May 31, 2017, included a net reversal of charges related to Argentine-related tax matters of $2 million (less than $0.01 a share). The nine months ended May 31, 2017, included charges related to Argentine-related tax matters of $15 million ($0.03 a share). Due to losses generated in Argentina in recent years as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary. This resulted in a translation gain recorded in other expense (income), net of $11 million and a net charge against tax expense of $9 million for the three months ended May 31, 2017, and it resulted in a translation gain recorded in other expense (income), net of $22 million and a net charge against tax expense of $37 million for the nine months ended May 31, 2017.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The nine months ended May 31, 2017, included pretax income from discontinued operations of $21 million ($0.05 a share), or after-tax $13 million ($0.03 a share).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, restructuring charges and pending Bayer transaction related costs.

	Three Months Ended
	May 31, 2016
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$4,189	$—	$4,189
Gross Profit	2,380	1	2,381
Operating Expenses(B)	1,131	(31)	1,100
Net Income Attributable to Monsanto Company	717	238	955
Diluted Earnings per Share	1.63	0.54	2.17

	Nine Months Ended
	May 31, 2016
(in millions)	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$10,940	$—	$10,940
Gross Profit	5,879	53	5,932
Operating Expenses(B)	3,239	(314)	2,925
Net Income Attributable to Monsanto Company	1,527	444	1,971
Diluted Earnings per Share	3.40	1.00	4.40

(A) In the three months and nine months ended May 31, 2016, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, SEC settlement matters, Argentine-related tax matters and income from discontinued operations.

•
Fiscal third quarter 2016 included a pretax restructuring charge totaling $16 million ($0.04 a share), or after-tax $9 million ($0.02 a share), of which $15 million related to certain asset impairment charges and $1 million related to various other operating charges. The nine months ended May 31, 2016 included a pretax restructuring charge totaling $343 million ($0.76 a share), or after-tax $225 million ($0.50 a share), of which $119 million related to certain asset impairment charges and $224 million related to various other operating charges. For the three months ended May 31, 2016, expenses of $1 million and $15 million were included in cost of goods sold and restructuring charges, respectively. For the nine months ended May 31, 2016, expenses of $53 million and $290 million were included in cost of goods sold and restructuring charges, respectively. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.

•
The three and nine months ended May 31, 2016, included pretax charges of $16 million ($0.03 a share), or after-tax $10 million ($0.02 a share), and $28 million ($0.06 a share), or after-tax $17 million ($0.04 a share), respectively, in selling, general and administrative expenses for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations. The pretax charges were recorded in selling, general and administrative expenses.

•
The nine months ended May 31, 2016, included pretax income of $4 million ($0.01 a share), or after-tax $2 million (less than $0.01 a share), in selling, general and administrative expenses in connection with the previously disclosed SEC action.

•
Fiscal third quarter 2016 included a net tax charge of $219 million, or $0.50 a share. The nine months ended May 31, 2016, included a net tax charge of $219 million, or $0.49 a share. Due to losses generated in Argentina in the current year as well as recent uncertainties around the Argentina business, the company evaluated the recoverability of various items on the Statement of Consolidated Financial Position related to the Argentina business and determined an allowance against certain assets was necessary, which resulted in the net charge to tax expense.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. The nine months ended May 31, 2016 included pretax income from discontinued operations of $24 million ($0.05 a share), or after-tax $15 million ($0.03 a share).

(B)Operating expenses include selling, general and administrative, research and development expenses and restructuring charges.

Reconciliation of EBIT to Net Income: EBIT is defined as earnings before interest and taxes. Earnings is intended to mean net income attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income attributable to Monsanto Company.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
EBIT – Seeds and Genomics Segment	$995	$1,094	$3,033	$2,258
EBIT – Agricultural Productivity Segment	160	187	292	253
EBIT– Total	1,155	1,281	3,325	2,511
Interest Expense – Net	83	86	285	281
Income Tax Provision(A)	229	478	800	703
Net Income Attributable to Monsanto Company	$843	$717	$2,240	$1,527
(A) Includes the income tax provision from continuing operations, the income tax provision on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2017	Three Months Ended		Nine Months Ended
	Guidance	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Diluted Earnings per Share	$4.09-$4.55	$1.90	$1.63	$5.06	$3.40
Restructuring Charges(A)	$0.02-$0.03	—	0.02	(0.03)	0.50
Environmental and Litigation Matters(B)	$0.02-$0.03	(0.02)	0.02	0.02	0.04
Pending Bayer Transaction Related Costs(C)	$0.27-$0.31	0.05	—	0.27	—
Argentine-Related Tax Matters(D)	$0.06-$0.08	—	0.50	0.03	0.49
Income from Discontinued Operations(E)	$(0.02)-$(0.04)	—	—	(0.03)	(0.03)
Diluted Earnings per Share from Ongoing Business	$4.50-$4.90	$1.93	$2.17	$5.32	$4.40
(A)The three and nine months ended May 31, 2017, above represent pretax net reversals of previous recognized restructuring charges per share totaling $0.01 a share and $0.02 a share, respectively. The three and nine months ended May 31, 2016, above represent pretax restructuring charges per share totaling $0.04 a share and $0.76 a share, respectively. The fiscal year 2017 guidance above represents pretax restructuring charges of $0.03 to $0.04 a share. The restructuring charges relate to the 2015 Restructuring Plan. Implementation of the 2015 Restructuring Plan is expected to be completed by the end of fiscal year 2018.
(B)The three and nine months ended May 31, 2017, above represent pretax net reversal of previously recognized environmental and litigation matters charges per share totaling $0.02 a share and pretax environmental and litigation matters charges per share totaling $0.03 a share, respectively. The three and nine months ended May 31, 2016, above represent pretax environmental and litigation matters charges per share totaling $0.03 a share and $0.06 a share, respectively. The fiscal year 2017 guidance above represents pretax environmental and litigation matters charges per share of $0.03 to $0.04 a share. The charges relate to legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement that are not considered a part of ongoing operations.
(C)The three and nine months ended May 31, 2017, above represent pretax pending Bayer transaction related costs per share totaling $0.07 a share and $0.43 a share, respectively. The fiscal year 2017 guidance above represents pretax pending Bayer transaction related costs of $0.43 to $0.49 a share.
(D)Item includes a translation gain recorded in other expense (income), net of $11 million and a net charge against tax expense of $9 million for the three months ended May 31, 2017, and it includes a translation gain recorded in other expense (income), net of

$22 million and a net charge against tax expense of $37 million for the nine months ended May 31, 2017. The three and nine months ended May 31 2016, above represent a net charge against tax expense of $219 million.
(E)The nine months ended May 31, 2017, and May 31, 2016, above represent pretax income from discontinued operations per share totaling $0.05 a share, respectively. The fiscal year 2017 guidance above represents pretax income from discontinued operations of $0.03 to $0.06 a share.

Reconciliation of Gross Profit to Ongoing Gross Profit:  Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Gross Profit – Seeds and Genomics Segment	$2,015	$2,049	$5,932	$5,205
Gross Profit – Agricultural Productivity Segment	371	331	665	674
Gross Profit– Total	2,386	2,380	6,597	5,879
Restructuring Charges	14	1	21	53
Ongoing Gross Profit	$2,400	$2,381	$6,618	$5,932

Reconciliation of Operating Expenses to Ongoing Operating Expenses:  Ongoing operating expenses are calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Operating Expenses	$1,222	$1,131	$3,322	$3,239
Restructuring Charges	17	(15)	30	(290)
Environmental and Litigation Matters	6	(16)	(11)	(28)
SEC Settlement Matters	—	—	—	4
Pending Bayer Transaction Related Costs	(32)	—	(152)	—
Ongoing Operating Expenses	$1,213	$1,100	$3,189	$2,925

Reconciliation of Net Income Attributable to Monsanto Company to Ongoing Net Income Attributable to Monsanto Company:  Ongoing net income attributable to Monsanto Company is defined as net income attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

	Three Months Ended		Nine Months Ended
(in millions)	May 31, 2017	May 31, 2016	May 31, 2017	May 31, 2016
Net Income Attributable to Monsanto Company	$843	$717	$2,240	$1,527
Pretax Restructuring Charges	(3)	16	(9)	343
Pretax Environmental and Litigation Matters	(6)	16	11	28
Pretax SEC Settlement Matters	—	—	—	(4)
Pretax Pending Bayer Transaction Related Costs	32	—	190	—
Income Tax Benefit(A)	(7)	(13)	(77)	(127)
Argentine-Related Tax Matters(B)	(2)	219	15	219
Income from Discontinued Operations, Net of Tax(C)	—	—	(13)	(15)
Ongoing Net Income Attributable to Monsanto Company	$857	$955	$2,357	$1,971
(A)Income tax impact of non-GAAP adjustments is the summation of the calculation income tax (benefit) charge related to each non-GAAP non-income tax impact adjustment.  Income tax charge is calculated using the actual tax in effect during the period for the locality of the related non-GAAP adjustment. Item includes all non-GAAP adjustments except for Argentine-Related Tax Matters and Income from Discontinued Operations.
(B) Item includes a translation gain recorded in other expense (income), net of $11 million and a net charge against tax expense of $9 million for the three months ended May 31, 2017, and it includes a translation gain recorded in other expense (income), net of $22 million and a net charge against tax expense of $37 million for the nine months ended May 31, 2017. The three and nine months ended May 31 2016, above represent a net charge against tax expense of $219 million.
(C) The nine months ended May 31, 2017, and May 31, 2016, included pretax income from discontinued operations of $21 million and $24 million, respectively.

Reconciliation of Free Cash Flow: Free cash flow represents the total of net cash provided or required by operating activities less capital expenditures, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2017 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2017	Nine Months Ended
	Guidance	May 31, 2017	May 31, 2016
Net Cash Provided by Operating Activities	$2,400-2,800	$690	$415
Net Cash Required by Investing Activities	(900-1,000)	(752)	(639)
Net Cash Required by Financing Activities	N/A	(4)	(2,233)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	4	(39)
Net Decrease in Cash and Cash Equivalents	N/A	$(62)	$(2,496)

	Fiscal Year 2017	Nine Months Ended
	Guidance	May 31, 2017	May 31, 2016
Net Cash Provided by Operating Activities	$2,400-2,800	$690	$415
Capital expenditures	(1,200)	(848)	(666)
Free Cash Flow	$1,200-1,600	$(158)	$(251)